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                                                                     EXHIBIT 2.1

                               URNr.  23652 /1999
                                     -------

On this 30th day of November 30 nineteen hundred ninety-nine before me.

                                   Dr. Michael Bohrer
                                       Notary

officially appointed in Munich, State of Bavaria, Germany, at my office Brienner [TEXT ILLEGIBLE] 25, D-80333 Munchen, were present

1.  Ms. Petra Beyer,
    born on 06/11/67, Betriebswirtin,
    Heilwigstr. 15, 81825 Munich,
    personally known to me,

    Ms. Beyer acts on her own behalf as well as on behalf of

    a)  Ms. Katja Beyer,
        born on 10/06/65,
        An der Kelter 16, 53177 Bonn

    b)  Mrs. Ultrike Billon,
        nee Pfeiffer, born on 07/24/63,
        Kauffrau,
        Grossman 8, CH-6314 Unteraegen.

    c)  GREAT MINSTER VENTURES LIMITED,
        3A Great Minster Street, Winchester, Hants SO23, 9HA/England.

    da) Mr. Heinz-Dieter Wendorff
        born on 03/24/38, Mathematiker,
        Schaferweg 16, 33100 Paderborn.

    db) Mrs. Susanne Klute, nee Wendorff
        born on 04/28/68, Industriekauffrau,
        Berliner Ring 29, 33100 Paderborn

    dc) Mrs. Claudia Wendorff
        nee Wendorff, born on 09/01/64
        Dipl.-Kauffrau,
        Ginsterweg 16, 33100 Paderborn

    e)  Mr. Wolfgang Raum,
        born on 08/30/41, Kaufman,
        Josef-Schnitz-Str. 6b, 33[TEXT ILLEGIBLE]6 Paderborn,

    f)  Mr. Elserino Piol,
        born on 08/12/31, Executive,
        Via Mameli, 11/2/29 Milano/Italy,

    g)  Mr. Carlo Peretti,
        born on 03/05/30
        Via Platani 2, 22060 Canmate/Italy,


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     ha)  Mr. Klaus Luft
          born on 10/22/41, Kaufmann.
          Von-Trotha-Str. 12, 81827 Munchen.

     hb)  Ms. Sabine Luft
          born on 02/17/66,
          Leopoldstr. 61, 80802 Munich

     ec)  Mr. Alexander Luft
          born on 05/27/75, Student,
          Von-Trotha-Str. 12, 81827 Munchen.

     Ms. Beyer and the persons on whose behalf she is acting have entered into a partnership agreement which is governed by German law. The partnership is know as "Isar Vermogensverwaltungs GbR mit beschrankter Haftung". The partnership is hereinafter referred to as "Seller".

     Ms. Beyer is acting in her capacity as Managing Director of said "Isar Vermogensverwaltungs GbR mit beschrankter Haftung" pursuant to sec. 7 of the partnership agreement and to the minutes of the partners meeting (the original documents of which were presented at the beginning of the notarial proceedings dated April 13, 1997); certified copies of said sec. 7 and of said minutes are attached to this deed.

2.   Mr. Keith Jensen,
     born 11/28/58.
     38278 Alta Drive, Fremont, CA 94536, USA

     identified by his US passport no. 201443829

     does not act on his own behalf but on behalf of

                            SAGENT TECHNOLOGY, INC.
                             800 W. EL CAMINO REAL,
                      MOUNTAIN VIEW, CALIFORNIA 94040, USA

Is hereinafter referred to as "Purchaser".

     Mr. Jensen produced a copy of his power of attorney which is attached to this deed.

     The parties applied for notarial recording; furthermore, they applied this notarial deed not to be drawn up in the German but in the English language.

     Each party being present during the whole proceedings they declared orally.

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                                   PREAMBLE

WHEREAS, Under HRB No. 116545 in the Commercial Register of the Local Court of Munich is registered

                             Sagent Technology GmbH
              (mailing address: Gut Keferloh 1B, 85630 Grasbrunn)

According to the entry in the Commercial Register, the nominal capital of the company amounts to DM 300,000.

WHEREAS, Isar Vermogensverwaltungs GbR mit beschrankter Haftung is the sole holder of all shares of the capital of the company mentioned above (share holdings in the amount of DM 49,500, DM 250,000, DM 500 (deeds Notar Dr. Michael Bohrer, 2-0969/97, 2-1624/98, 2-1822/98, 2-1824/98)) and the shares have been paid in fully by cash and are in the joint ownership assets
("Gesamthandsvermogen") of the Seller.

WHEREAS, the SELLER and the PURCHASER agreed that the Seller will sell and assign to the Purchaser the shares of Isar Vermogensverwaltungs
GbR mit beschrankter Haftung in Sagent Technology Gmbh.

WHEREAS, the Joint Venture Agreement between the Seller and the Purchaser as of April 8, 1998 (including any amendments) shall be terminated effective with the legally valid acquisition of all shares by Purchaser.
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NOW, THEREFORE, the Parties agree as follows:

                       I. SALE AND TRANSFER OF THE SHARES

1.1 The SELLER hereby sells and the PURCHASER hereby acquires the shares in Sagent Technology GmbH described under Preamble above with economic effect as of today.

1.2 The SELLER hereby transfers the shares in Sagent Technology GmbH described under Preamble above to the PURCHASER with economic effect as of today and the PURCHASER accepts such transfer.

                               II. PURCHASE PRICE

2.1 The purchase price for the shares in Sagent Technology GmbH amounts to US$ 1,993,367 of which

     US$ 498,342 shall be payable on January 15, 2000

     US$ 966,684 shall be payable on February 29, 2000

     US$ 498,342 shall be payable on May 30, 2000.

2.2 SELLER herewith transfers its claims against Sagent Technology GmbH for repayment of the loans granted according to the loan agreements between SELLER and Sagent Technology GmbH as of January 14, 1999 (and amendment of March 1, 1999), as of December 30, 1998 and as of May 15, 1998 in the total amount of DM 751,694.48 to PURCHASER against payment of DM 751,694.48. The payments shall be made in US$ as follows:

     US$ 98,351 shall be payable on January 15, 2000

     US$ 196,702 shall be payable on February 29, 2000

     US$ 98,351 shall be payable on May 30, 2000.

2.3 Payments shall be made to the bank account named by the SELLER and shall be subject to further payment of 5% interest p.s. starting on December 1, 1999.


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2.4  The profit respectively loss of Sagent Technology GmbH for 1999 shall exclusively belong to the PURCHASER; no compensation for profit or losses prior to December 1, 1999 shall be payable.


                         III. GUARANTEES OF THE SELLERS

The SELLER guarantees that the following information is correct and complete as of today:

3.1 The information contained in the Preamble of this Agreement is accurate in every respect.

3.2 Upon transfer of the Shares the PURCHASER will become the sole shareholder of Sagent Technology GmbH. The nominal capital of Sagent Technology GmbH has been fully paid and not repaid. The shares are free from any rights of third parties and are neither subject to any supplementary payment obligations nor to any other commitments or restrictions.

3.3 Upon transfer of the Shares only the PURCHASER but not any other natural or legal person will have a direct or indirect participation of any kind (incl. silent partnerships) in Sagent Technology GmbH or its business. There are no claims for granting such participation. No parties other than the SELLER and the PURCHASER have held such participations or claims for the grant of participations in Sagent Technology GmbH since its establishment.

3.4 The current version of the Articles of Association of Sagent Technology GmbH is attached as ANNEX 1 (for evidence purpose only). Amendments have not been made. Apart from the Articles of Association no agreements resolutions or promises have been made in respect to the relation between Sagent Technology GmbH and its shareholder nor have any obligations been entered into to conclude such agreements, to resolve such resolutions or to make such promises.

3.5 Sagent Technology GmbH is duly established and existent. All facts to be registered in the Commercial Register have been registered therein, all facts of which the Commercial Register has to be notified are notified and all documents to be submitted to the Commercial Register have been submitted.

3.6 With the exception of retentions of title (Eigentumsvorbehalt) which are customary in the industry and have been made in the ordinary course of business and the assets which have been rented or leased pursuant to the rent and lease agreements listed in
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                                                                               6

      ANNEX 2 Sagent Technology GmbH has full, unrestricted and unencumbered title to, and possession of, all tangible and intangible assets which serve or are intended to serve its business. All these assets have been duly maintained and are in good serviceable condition except from normal wear and tear. The current assets are according to quantity and quality marketable in the ordinary course of business at current market prices.

3.7 Sagent Technology GmbH does not have any branches or divisions outside of its principle place of business and does not hold any interest in any other enterprise, except for its 12.5% participation in Sagent France S.A. described in detail in ANNEX 3. The shares held in Sagent France S.A. are free from any rights of third parties and are neither subject to any supplementary payment obligations or to any other commitments or restrictions. From the participation in Sagent France S.A. result no obligations, except for those described in ANNEX 4. SELLER has not exercised any rights it may have concerning the acquisition of further shares in Sagent France S.A. and has not paid any compensation for any such rights.

3.8 The conclusion and consummation of this Agreement neither violates the Articles of Association of Sagent Technology GmbH nor any agreement or restriction Seller or Sagent Technology GmbH is subject to, nor any legal provisions which apply because of certain circumstances of the SELLER or of Sagent Technology GmbH, and they further do not require, with respect to the SELLER or Sagent Technology GmbH, the consent of any third party or judicial or governmental approval, consent or clarification.

3.9 The SELLER has provided the PURCHASER with the financial statements of Sagent Technology GmbH as of December 31, 1997 (not audited), see ANNEX 5 as of December 31, 1998 (audited), see ANNEX 6, and with an interim financial statement as of October 31, 1999 (not audited). see ANNEX 7. (these annexes are attached for evidence purposes only)

      The aforementioned financial statements have been prepared with the care of a diligent businessman on the basis of proper bookkeeping in accordance with German generally accepted accounting, valuation and depreciation principles. Such principles have in each case been applied consistently and without change as to the preceding year. These financial statements are complete and correct and convey a true picture of the financial position of Sagent Technology GmbH and of the results of the respective business operations of Sagent Technology GmbH for each period covered by the respective financial statement.

3.10  Since January 1, 1999 until today







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3.10.1    Sagent Technology GmbH has operated its business properly and in the ordinary course, without any interruption or change in the nature or scope of the business operation;

3.10.2 Sagent Technology GmbH has entered into contracts with customers exceeding a contract value of DM 10,000 which are conclusively listed in ANNEX 8;

3.10.3 Sagent Technology GmbH has entered into contracts with suppliers exceeding a contract value of DM 10,000 which are conclusively listed in ANNEX 9;

3.10.4 Sagent Technology GmbH has paid its creditors within the time agreed, and accordingly there are no debts of Sagent Technology GmbH which have been due for more than two months with the exception of debts vis-a-vis Purchaser;

3.10.5 there has been no unusual change in the inventory levels of Sagent Technology GmbH;

3.10.6 there has been no material deterioration of the financial position, prospects or turnover of Sagent Technology GmbH;

3.10.7 no pension promises or schemes have been granted or introduced by Sagent Technology GmbH nor have existing pension promises or schemes been amended;

3.10.8 all wage and salary increases granted by Sagent Technology GmbH were required under collective bargaining agreements or, if this was not the case, were within the normal industry level;

3.10.9 no agreements relevant for the business operation have been terminated or adversely amended;

3.10.10 no direct or indirect material obligations of Sagent Technology GmbH or encumbrances of the assets of Sagent Technology GmbH have been created;

3.11. The amounts shown as receivables in the December 31, 1998 financial statement of Sagent Technology GmbH have been collected without deduction and delcredere, collection or other costs


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          All amounts listed as receivables in the October 31, 1999 financial statement which have not been paid as of today are listed in ANNEX 10.

3.12 Sagent Technology GmbH does not own real estate or real estate rights.

     The lease and rent agreements of Sagent Technology GmbH for real estate, buildings and rooms are conclusively listed in ANNEX 11. The rented or leased real estate, buildings and rooms are in such condition as to comply fully with the relevant rent or lease agreement and are at the disposition of Sagent Technology GmbH to the extent provided in the lease and rent agreements.

3.13 Sagent Technology GmbH is not party to or threatened by any litigation, administrative proceedings or investigations, nor are circumstances known to exist which might reasonably be expected to lead to such litigation, administrative proceeding or investigations. Sagent Technology GmbH is not subject to any judgment, decree or settlement in any legal or administrative proceedings which might materially restrict or impair it in certain business measures, the purchase or disposition of assets, in competition or in the operation of its business.

3.14 Except for the contracts, agreements and promises (hereinafter collectively "Contractual Obligations") listed in ANNEX 12, Sagent Technology GmbH is not subjected to any Contractual Obligations whether express or implied of the type set forth below:

     3.14.1 Rent or lease agreements, including financial leases for movable or immovable property, unless listed in Annexes 2 and 11;

     3.14.2    Commercial agency or distribution agreements;

     3.14.3    Insurance policies;

     3.14.4 Agreements relating to the purchase of fixed assets or construction projects;

     3.14.5    Loan agreements;

     3.14.6 Service agreement with MATCH -- Market Access for Technology Services GmbH. (attached for informative purposes only)

     The information on the contents of the Contractual Obligations containedp in Annex 12 is complete and correct. The Contractual Obligations are legally valid and enforceable against the parties thereto. Neither Sagent Technology GmbH nor the


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     respective other party has in a material degree breached, or is in default under any Contractual Obligation. The conclusion and consummation of this Agreement will not result in any change or termination of any Contractual Obligation or the acceleration of any obligations or liability of Sagent Technology GmbH.

3.15 Sagent Technology GmbH is not subject to any contractual obligations of the type set forth below:

     3.15.1 Agreements in relation to the supply of products or merchandise by Sagent Technology GMbH beyond the ordinary course of business;

     3.15.2 Joint venture or cooperation agreements or agreements restricting competition; except for the Exclusive Software Distribution Agreement with Purchaser;

     3.15.3 Financing agreements not reflected in the financial statements, or obligations on bills of exchange;

     3.15.4  Derivatives not reflected in the financial statements;

     3.15.5 Surety (Burgschaft), letters of comfort, guarantees or other promises of Sagent Technology GmbH for a assuming or securing an obligation of a third party; or

3.16 ANNEX 13 contains a complete and correct list and a short description of all patents, utility models, design patents, trademarks and names used by Sagent Technology GmbH as distributor of PURCHASER in the business as well as all other intellectual property rights owned by or applied for by Sagent Technology GmbH, if any. Expect as provided otherwise in Annex 13.

     3.16.1 Sagent Technology GmbH is the sole unrestricted owner of the intellectual property rights listed as own rights and is not restricted in their sole and exclusive use;

     3.16.2 none of the intellectual property rights used by Sagent Technology GmbH is infringed by any third party;

     3.16.3 there are no intellectual property rights or name of firm name rights of third parties which are infringed by Sagent Technology GmbH by marketing and



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                                                                              10


          consulting on any of its present products or by any other act within its business; and

3.17 ANNEX 14 contains an accurate and complete list of all bank and postal check accounts of Sagent Technology GmbH mentioning the respective persons authorized to sign on these accounts.

     ANNEX 15 contains an accurate and complete list of all managing directors, general representatives (Generalbevollmachtigte) and persons holding power of procuration as well as all commercial powers of attorney and other powers of attorney granted by Sagent Technology GmbH.

3.18 Sagent Technology GmbH has

     3.18.1 for the period prior to December 1, 1999 duly filed all tax declarations and other declarations required under the applicable laws to be filed with tax or other authorities, in particular, but not limited to, the declarations for trade tax, corporate income tax, value added tax, withholding taxes (particularly wage withholding tax) and custom duties, unless filing could not be completed due to necessary documents not provided by PURCHASER.

     3.18.2 for the period prior to December 1, 1999 paid all taxes and other public dues and all due tax prepayments for all applicable taxes assessed and due, in particular, but not limited to, trade tax, corporate income tax, value added tax and custom duties.

     3.18.3 for the period prior to December 1, 1999 withheld and transferred in a timely fashion all due withholding taxes, social security contributions and similar charges to the competent authority, in particular, but not limited to, wage withholding tax, withholding tax for licenses and dividends, health insurance, pension insurance and unemployment insurance.

     3.18.4 not made any ordinary or hidden profit distributions.

3.19 Sagent Technology GmbH has not suffered an insurable event or damage or loss which was not covered by insurance, except as reflected in the balance sheet as of December 31, 1998 and October 31, 1999. Thereafter, no such event or damage or loss has been suffered.

3.20 Sagent Technology GmbH has obtained all administrative approvals and licenses which are required for the conduct of its present business. Sagent Technology GmbH
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     does not violate in its business any terms or conditions or such approvals and licenses. Sagent Technology GmbH does not violate in its business any rights of third parties or any applicable laws including competition provisions. Sagent Technology GmbH does not violate regulations concerning environmental protection and job safety.

3.21 To the best of SELLERS' knowledge there are no particular circumstances which could in the future have a material adverse effect on the business of Sagent Technology GmbH. The SELLER has no knowledge of facts or circumstances which could result in any restriction, impediment or cessation of the manufacturing and/or the marketing of any products currently manufactured or marketed by Sagent Technology GmbH, or of any products currently being intended for marketing.

3.22 Neither the conclusion nor the consummation of this Agreement will result in the obligation for Sagent Technology GmbH to pay back any subsidies, tax advantages or comparable benefits of any kind granted to it.

3.23 Except as expressly reserved in this Agreement and its Annexes, the SELLER, its partners (incl. their members where such partners are partnerships) and its affiliates in the meaning of Section 15 Stock Corporation Code (Aktiengesetz) do not have any rights or claims of any kind in or to any tangible or intangible property or rights owned by Sagent Technology GmbH. Except as expressly reserved in this Agreement and its Annexes no legal relationships of any kind between the SELLER, its partners (incl. their members) or affiliates and Sagent Technology GmbH will exist at closing. The SELLER, its partners and affiliates will not receive any compensation or costs for the termination of such legal relationships.

3.24 Sagent Technology GmbH employs 5 employees. Salary, date of commencement, years of service, age, notice periods and special protection against dismissal (e.g. disabled persons, maternity leave, parental leave, military service leave etc.) and any other unusual commitment for these employees are listed in ANNEX 16.

3.25 To the extent Sagent GmbH, particularly, but not limited to - due to a future tax audit - has to pay additional taxes or other public dues for the period prior to December 1, 1999 for which no or no sufficient provisions have been set up on the balance sheet as of October 31, 1999, the SELLER is obliged to refund these amounts plus taxes and other public duties related herewith to the Company, provided such additional taxes or other public dues have not been caused by the Purchaser as new shareholder of Sagent
     GmbH or caused by the management after November 30, 1999. SELLER shall
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                                                                              12


        be exempted from such obligation to refund if and to the extent additional taxes or public dues have to be paid because of Purchaser's failure to provide necessary documents or information requested from him under German tax laws.

3.26 With notarial deed of Dr. Bohrer of today Purchaser also acquires a total of 87.5% of the shares in Sagent France S.A. The provisions of this deed are known to the Seller, in particular the guarantees in
        Section III. Seller herewith assumes joint liability with the Sellers of the French shares for the correctness and completeness of these guarantees within the scope of Section V. both agreements are related to each other in the meaning of section 139 BGB

                         IV. OBLIGATIONS OF THE PARTIES

4.1 Seller herewith waives all rights if any concerning the acquisition of further shares in Sagent France S.A. without further consideration being payable. If and to the extent required, SELLER shall provide documentation and assistance to Purchaser necessary for its valid acquisition of all shares in Sagent S.A. not yet owned by Sagent GmbH.

4.2 Purchaser assumes as joint liability the repayment obligation of Sagent Technology GmBh vis-a-vis SELLER based upon the loan agreement between SELLER and Sagent Technology GmbH as of March 1, 1999. The loan in the amount of DM 400,000 shall be repayable on January 3, 2000.


                          V. PERFORMANCE AND LIABILITY

5.1 Should one or more items of the information and guarantees given by the SELLER in Section III. above be incorrect or incomplete, the SELLER is liable vis-a-vis the PURCHASER, in such a case of liability of the SELLER, at the discretion of the PURCHASER, the SELLER will either (i) put the amount of month at the disposal of Sagent Technology GmbH -- or at the request of the PURCHASER to him -- required to create the situation -- if necessary by agreement with third parties that -- would exist if the respective information and guarantee had been correct and complete or (ii) hold the PURCHASER free and harmless of any claims asserted by a third party resulting from facts which are subject to the incorrect or incomplete information and guarantee.

5.2 The statute of limitations for a violation of the guarantees of the SELLER pursuant to this Agreement runs until May 30, 2000. For claims pursuant to clauses 3.1, 3.3, 3.4, 3.5, 3.8 and 3.22 the legal statute of limitations applies.
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                                                                              13


     The aforementioned statute of limitations shall to the extent necessary, be extended for claims concerning liabilities of Sagent Technology GmbH for taxes, social security contributions and other public dues (in particular, but not limited to trade tax, corporate income tax, value added tax, withholding taxes (particularly wage withholding tax and withholding tax on licenses), custom duties, health insurance, pension insurance and unemployment insurance) until the expiration of six months after legally binding assessment, following the administrative audits for the respective periods, of all taxes, social security contributions and other public dues payable by Sagent Technology GmbH for the period prior to December 1, 1999.

5.3 Inspections and investigations by the PURCHASER or his certified public accountants, attorneys or other consultants shall neither affect the SELLERS' obligations and the guarantees hereunder, nor PURCHASER'S entitlements or rights to raise claims.

5.4 Any liability of the Seller under this Agreement is limited to the amount of US$ 700,000 (US dollar seven hundred thousand).


                        VI. PROPRIETARY RIGHTS, SECRECY

6.1 The SELLER undertakes without limitation in time not to use for business purposes in the software industry any trademark, business name, outfit or design which is currently used by Sagent Technology GmbH or may be mistaken for a trademark, business name, outfit or design used by Sagent Technology GmbH.

6.2 The SELLER undertakes in the future and without limitation in time to keep strictly confidential all confidential matters known to them and in particular all business and trade secrets of Sagent Technology GmbH and not to disclose such matters and secrets, directly or indirectly to any third party, nor to cause such disclosure by third parties nor to advance or cover such disclosure, or to use such matters and secrets for themselves.


                               VII. MISCELLANEOUS

7.1 The notary's fees in connection with the conclusion and execution of this Agreement shall be borne by the PURCHASER. Apart from this each contractual party shall bear its own costs and taxes and the costs of its advisors and auditors, it being understood
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                                                                              14

     that advisors retained by Sagent Technology GmbH shall be deemed to have been retained by the SELLER and, accordingly, their costs will be borne by the SELLER.

7.2 Changes and amendments to this Agreement shall be valid only if made in writing and unless no notarial deed is legally required. This will apply to amendments or a cancellation of this provision. This Agreement contains all relevant provisions concerning the acquisition of the shares in Sagent Technology GmbH; SELLER has no further claims based upon the Joint Venture Agreement.

7.3  Declarations to be made hereunder shall be valid only if made in writing.

7.4  Notices directed to the SELLER shall be addressed as follows:

     Isar Vermogensverwaltungs GbR mit beschrankter Haftung
     Attn: Ms. Petra Beyer
     Gut Keferloh 1B
     D-85630 Grasbrunn

     Notices directed to the PURCHASER shall be addressed as follows:

     Sagent Technology, Inc.
     Att. to Keith Jensen
     800 W. El Camino Real,
     Mountain View, CA 94040, USA

7.5 Each party shall be personally responsible for the satisfaction of all obligations, if any, vis-a-vis brokers or finders retained by that party in respect to the transaction contemplated hereby. The SELLER represents and warrants that Sagent Technology GmbH is not subject to such obligation vis-a-vis brokers or finders.

7.6 All provisions to this Agreement form an integral part of this Agreement. The headings in this Agreement shall only have the purpose of easier orientation and are of no consequences for the contents and the interpretation of this Agreement.

7.7 This Agreement shall be governed by the law of the Federal Republic of Germany. The adherence to the law of the place where this Agreement is executed shall be sufficient in all matters of form.

7.8 Exclusive venue for all disputed arising under or in connection with this Agreement or any other agreement executed in connection herewith including any dispute with respect to the validity of such agreements shall be Munich, Germany to the extent legally permissable.

7.9 If a provision of this Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Agreement will not be

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                                                                              15

     affected thereby. The invalid provision shall be replaced and the gap filled by a legally valid arrangement which corresponds as closely as possible to the intention of the parties or what would have been the intention of the parties according to the aim and purpose of this Agreement, if they had been aware of the gap.

This Deed and the Annexes thereto (except annexes 1,5, 6,7) have been read by the Notary to the appeared, approved by them and have been signed by them and the Notary as follows:

/s/ P. BEYER
-------------------------------

/s/ [Signature Illegible]
-------------------------------

[Illegible]